EXHIBIT 11
                       TOSCO CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                                   (Unaudited)
                  (Thousands of Dollars, Except Per Share Data)

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                                                                                     Three Months Ended March 31,
                                                                                     ----------------------------
                                                                                   1998                 1997
                                                                                -----------           ----------
Income before distributions on Trust Preferred Securities                         $44,064                $6,085
 Distributions on Trust Preferred Securities, net of income tax benefit             2,523                 2,522
                                                                                 ----------          ----------
 Net income                                                                     $    41,541       $       3,563

                            BASIC EARNINGS PER SHARE

 Earnings used for computation of basic earnings per share                      $    41,541       $       3,563
                                                                               --------------       --------------
 Weighted average shares outstanding during the period                          156,325,535         131,175,830
                                                                               --------------       ---------------
 Basic earnings per share                                                             $0.27               $0.03
                                                                               ==============       ================

                           DILUTED EARNINGS PER SHARE

 Earnings used for computation of diluted earnings per share (a)                $    44,064              $3,563
                                                                               ------------         -----------

 Weighted average shares outstanding during the period                          156,325,535         131,175,830
 Assumed conversion of dilutive stock options                                     4,601,636           4,514,952
 Assumed conversion of Trust Preferred Securities (a)                             9,113,940
                                                                                --------------      ----------------
 Weighted average shares outstanding used for computation
   of diluted earnings per share                                                170,041,111         135,690,782
                                                                                --------------      ----------------

 Diluted earnings per share                                                           $0.26               $0.03
                                                                                ================    =================

 (a) Conversion of the Trust Preferred Securities is not assumed in 1997 due to the anti-dilutive impact of the assumed conversion.

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